Exhibit 3.1

CERTIFICATE OF MERGER

OF

ICICLE ACQUISITION CORP.

WITH AND INTO

BIOCARDIA, INC.

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation DOES HEREBY CERTIFY:

FIRST: That the names and states of incorporation of each of the constituent corporations of the merger are as follows:

NAME	STATE OF INCORPORATION

Icicle Acquisition Corp.	Delaware

BioCardia, Inc.	Delaware

SECOND: That an Agreement and Plan of Merger, dated August 22, 2016, by and among Tiger X Medical, Inc., a Delaware corporation, Icicle Acquisition Corp., BioCardia, Inc., and the other parties thereto (the “Merger Agreement”) has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the Delaware General Corporation Law.

THIRD: That under the terms of the Merger Agreement, Icicle Acquisition Corp. will merge with and into BioCardia, Inc. and the name of the surviving corporation of the merger is BioCardia, Inc. (the “Surviving Corporation”).

FOURTH: That the Certificate of Incorporation of the Surviving Corporation shall, by virtue of the merger, be amended and restated in its entirety as set forth on Exhibit A attached hereto.

FIFTH: That the executed Merger Agreement is on file at an office of the Surviving Corporation, the address of which is 125 Shoreway Road, Suite B, San Carlos, CA 94070.

SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of Icicle Acquisition Corp. or the Surviving Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by an authorized officer, the 24 day of October, 2016.

BIOCARDIA, INC.

By:	/s/ Peter Altman
Name: Peter Altman
Title: Chief Executive Officer

[Signature Page - Certificate of Merger]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOCARDIA LIFESCIENCES, INC.

FIRST:            The name of this corporation shall be: BIOCARDIA LIFESCIENCES, INC.

SECOND:      Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and its registered agent at such address is The Corporation Trust Company.

THIRD:           The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:       The total number of shares of stock which this corporation is authorized to issue is One Thousand (1,000) shares of Common Stock with a par value of $0.0001 per share.

FIFTH:            The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SIXTH:           Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

SEVENTH:     Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation.

EIGHTH:        No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit not otherwise known to and approved by the Board of Directors. No amendment to or repeal of this Eighth Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

NINTH:           The corporation shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Such indemnification or advancement of expenses provided by, or granted pursuant to, Section 145 of the General Corporation Law of the State of Delaware, shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or resolution adopted by the board of directors.

TENTH:          The corporation shall not be governed by or subject to Section 203 of the General Corporation Law of the State of Delaware.